Sub-Item 77c:  Submission of matters to a vote of security holders

Special Shareholder Meetings

On March 21, 2011, a Special Meeting of the shareholders of the American Century
NVIT Multi Cap Value Fund and Oppenheimer NVIT Large Cap Growth Fund (each, a "Fund")
was held.  The matter considered at the meeting, together with the actual tabulations relating to such matter is as follows:

Proposal 1

To approve the use of a "Manager of Managers" structure for each Fund

                                For                Against              Abstain

American Century NVIT
Multi Cap Value Fund
   30,290,055.953 shares
1,066,752.600 shares
1,129,941.433 shares

Oppenheimer NVIT Large
Cap Growth Fund        100,044,855.402 shares
5,089,935.948 shares
4,196,298.268 shares

On April 11, 2011, a Special Meeting of the shareholders of the AllianceBernstein NVIT
Global Fixed Income Fund was held.  The matter considered at the meeting, together with the actual tabulations relating to such matter is as follows:

Proposal 1

To approve the liquidation of the assets and the dissolution of AllianceBernstein NVIT
Global Fixed Income Fund, dated December 14, 2010.

                              For
Against
Abstain

AllianceBernstein NVIT
Global Fixed Income Fund
3,367,282.363 shares
   3,841.924 shares
37,617.779 shares

On June 20, 2011, a Special Meeting of the shareholders of the NVIT Worldwide Leaders
Fund was held.  The matter considered at the meeting, together with the actual tabulations relating to such matter is as follows:

Proposal 1

To approve a Plan of Reorganization between NVIT Worldwide Leaders Fund and the NVIT
International Equity Fund.

                             For
 Against
Abstain

NVIT Worldwide
Leaders Fund
1,667,789.728 shares
66,330.865 shares
   145,568.428 shares

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